Exhibit 99.1
First Western Reports Fourth Quarter 2024 Financial Results
Fourth Quarter 2024 Summary
•Net income available to common shareholders of $2.7 million in Q4 2024, compared to $2.1 million in Q3 2024
•Diluted earnings per share of $0.28 in Q4 2024, compared to $0.22 in Q3 2024
•Net interest income of $16.9 million in Q4 2024, compared to $15.6 million in Q3 2024
•Net interest margin increased 13 basis points from 2.32% in Q3 2024 to 2.45% in Q4 2024
•Total loans increased 2.1% from $2.40 billion in Q3 2024 to $2.45 billion in Q4 2024
•Average deposits increased 4.0% from $2.40 billion in Q3 2024 to $2.50 billion in Q4 2024
Denver, Colo., January 23, 2025 – First Western Financial, Inc. (“First Western” or the “Company”) (NASDAQ: MYFW), today reported financial results for the fourth quarter ended December 31, 2024.
Net income available to common shareholders was $2.7 million, or $0.28 per diluted share, for the fourth quarter of 2024. This compares to net income of $2.1 million, or $0.22 per diluted share, for the third quarter of 2024, and net loss of $3.2 million, or $0.34 per diluted share, for the fourth quarter of 2023.

Scott C. Wylie, CEO of First Western, commented, “We continued to execute well in the fourth quarter and generated further improvement in our level of profitability. We saw positive trends in many areas including both loan and deposit growth with our fourth quarter loan production being well diversified and the highest level we had in 2024, growth in net interest income resulting from both an increase in average interest-earning assets and expansion in our net interest margin, the highest level of insurance fees we have ever recorded in a quarter, and strong expense control. We also saw positive trends in our asset quality and we continue to make progress on selling OREO properties with the largest of the properties currently under contract for sale and expected to close during the first quarter.

“With the strength of our balance sheet and the banking talent we have added in recent quarters, we believe we are very well positioned to deliver improved financial performance in 2025. We believe the improved financial performance should be driven by positive trends in loan and deposit growth, net interest margin, non-interest income, and more operating leverage as we maintain disciplined expense control. We also expect to benefit from the redeployment of the cash we generate from the sale of the OREO properties into interest-earning assets. We believe we are well-positioned to generate profitable growth and create additional value for our shareholders in 2025 and the coming years,” said Mr. Wylie.

	For the Three Months Ended
	December 31,	September 30,	December 31,
(Dollars in thousands, except per share data)	2024	2024	2023
Earnings Summary
Net interest income	$16,908	$15,568	$16,331
(Release of) provision for credit losses	(974)	501	8,493
Total non-interest income	6,459	6,972	6,081
Total non-interest expense	20,427	19,368	18,276
Income/(loss) before income taxes	3,914	2,671	(4,357)
Income tax expense/(benefit)	1,166	537	(1,138)
Net income/(loss) available to common shareholders	2,748	2,134	(3,219)
Basic earnings/(loss) per common share	0.28	0.22	(0.34)
Diluted earnings/(loss) per common share	0.28	0.22	(0.34)

Return on average assets (annualized)	0.38%	0.30%	(0.45)%
Return on average shareholders' equity (annualized)	4.39	3.43	(5.17)
Return on tangible common equity (annualized)(1)	4.98	3.93	(6.11)
Net interest margin	2.45	2.32	2.37
Efficiency ratio(1)	80.74	84.98	81.21
____________________
(1) Represents a Non-GAAP financial measure. See “Reconciliations of Non-GAAP Financial Measures” for a reconciliation of our Non-GAAP measures to the most directly comparable GAAP financial measure.
Operating Results for the Fourth Quarter 2024
Revenue
Total income before non-interest expense was $24.3 million for the fourth quarter of 2024, compared to $22.0 million for the third quarter of 2024. Gross revenue(1) was $23.8 million for the fourth quarter of 2024, compared to $22.7 million for the third quarter of 2024. The increase in total income before non-interest expense was primarily driven by an increase in Net interest income, decrease in (Release of) provision for credit losses, and increase in Risk management and insurance fees, partially offset by a decrease in Net gain on mortgage loans. Relative to the fourth quarter of 2023, total income before non-interest expense increased 74.8% from $13.9 million. Gross revenue increased 5.8% from $22.5 million for the fourth quarter of 2023. The increase in total income before non-interest expense was primarily driven by an increase in Net interest income, decrease in (Release of) provision for credit losses, and increase in Risk management and insurance fees.
(1) Represents a Non-GAAP financial measure. See “Reconciliations of Non-GAAP Financial Measures” for a reconciliation of our Non-GAAP measures to the most directly comparable GAAP financial measure.
Net Interest Income
Net interest income for the fourth quarter of 2024 was $16.9 million, an increase of 8.3% from $15.6 million in the third quarter of 2024. The increase quarter over quarter was primarily driven by an increase in interest-earnings assets and a 13 basis point increase in net interest margin. Relative to the fourth quarter of 2023, net interest income increased 3.7% from $16.3 million. The increase compared to the prior year fourth quarter was primarily driven by an 8 basis point increase in net interest margin.

Net Interest Margin
Net interest margin for the fourth quarter of 2024 increased 13 basis points to 2.45% from 2.32% reported in the third quarter of 2024, primarily due to a decrease in cost of deposits, partially offset by a decrease in interest-earning assets yield.
The yield on interest-earning assets decreased 14 basis points to 5.53% from 5.67% reported in the third quarter of 2024 and the cost of interest-bearing deposits decreased 41 basis points to 3.78% in the fourth quarter of 2024 from 4.19% reported in the third quarter of 2024.
Relative to the fourth quarter of 2023, net interest margin increased 8 basis points from 2.37%, primarily due an 11 basis point decrease in cost of funds and 2 basis point increase on interest-earning assets.
Non-interest Income
Non-interest income for the fourth quarter of 2024 was $6.5 million, a decrease of 7.1% from $7.0 million in the third quarter of 2024. The decrease was driven primarily by a decrease in Net gain on mortgage loans and increase in Net loss on loans held for sale, partially offset by an increase in Risk management and insurance fees.
Relative to the fourth quarter of 2023, non-interest income increased 6.6% from $6.1 million. The increase was driven primarily by an increase in Risk management and insurance fees, partially offset by an increase in Net loss on loans held for sale.
Non-interest Expense
Non-interest expense for the fourth quarter of 2024 was $20.4 million, an increase of 5.2% from $19.4 million in the third quarter of 2024. The increase was primarily driven by a $1.1 million Other real estate owned ("OREO") write-down, offset partially by a decrease in Salaries and employee benefits.
Relative to the fourth quarter of 2023, non-interest expense increased 11.5% from $18.3 million, driven primarily by an increase in Salaries and employee benefits due to increased front office headcount and the OREO write-down.
The Company’s efficiency ratio(1) was 80.7% in the fourth quarter of 2024, compared with 85.0% in the third quarter of 2024 and 81.2% in the fourth quarter of 2023.
(1) Represents a Non-GAAP financial measure. See “Reconciliations of Non-GAAP Financial Measures” for a reconciliation of our Non-GAAP measures to the most directly comparable GAAP financial measure.
Income Taxes
The Company recorded Income tax expense of $1.2 million for the fourth quarter of 2024, compared to Income tax expense of $0.5 million for the third quarter of 2024 and Income tax benefit of $1.1 million for the fourth quarter of 2023. The increase in the fourth quarter of 2024 compared to the third quarter of 2024 was primarily attributable to the increase in taxable income and a third quarter change in temporary tax differences.
Loans
Total loans held for investment were $2.43 billion as of December 31, 2024, an increase of 1.7% from $2.39 billion as of September 30, 2024. The increase was primarily due to net growth in the 1 - 4 family residential and construction and development portfolios, offset partially by net decrease in the commercial and industrial portfolio. Relative to the fourth quarter of 2023, total loans held for investment decreased from $2.54 billion as of December 31, 2023.

Deposits
Total deposits were $2.51 billion as of December 31, 2024, an increase of 0.4% from $2.50 billion as of September 30, 2024. The increase was driven primarily by expanded deposit relationships. Relative to the fourth quarter of 2023, total deposits decreased from $2.53 billion as of December 31, 2023, driven primarily by a decrease in Noninterest-bearing deposits. Total average deposits were $2.50 billion for the fourth quarter of 2024, an increase of 4.0% from $2.40 billion for the third quarter of 2024. The increase was driven by average interest-bearing deposits increasing $87.9 million and noninterest-bearing deposits increasing $7.7 million throughout the quarter.
Borrowings
Federal Home Loan Bank (“FHLB”) and Federal Reserve borrowings were a combined $57.0 million as of December 31, 2024, a decrease of $5.4 million from $62.4 million as of September 30, 2024. The change when compared to September 30, 2024 was primarily driven by paying off the Bank Term Funding Program ("BTFP") loan in the quarter. Relative to the fourth quarter of 2023, borrowings decreased $68.7 million from $125.7 million as of December 31, 2023. The decrease in borrowings from December 31, 2023 was primarily driven by BTFP payoffs and net pay downs on the Company's FHLB line of credit.
Subordinated notes were $52.6 million as of December 31, 2024, compared to $52.5 million as of September 30, 2024. Subordinated notes increased $0.3 million from $52.3 million as of December 31, 2023.
Assets Under Management

Assets Under Management (“AUM”) decreased to $7.32 billion as of December 31, 2024, compared to $7.47 billion as of September 30, 2024. The decrease in AUM during the quarter was primarily attributable to net withdrawals and lower market values at the end of the fourth quarter of 2024. Total AUM increased from $6.75 billion as of December 31, 2023. The increase when compared to December 31, 2023 was primarily attributable to improving market conditions resulting in an increase in the value of AUM.
Credit Quality
Non-performing assets totaled $49.0 million, or 1.68% of total assets, as of December 31, 2024, compared to $52.1 million, or 1.79% of total assets, as of September 30, 2024. The decrease in non-performing assets during the quarter was primarily due to pay downs, the migration of one non-performing loan into performing, and the write-down of OREO. As of December 31, 2023, non-performing assets totaled $51.1 million, or 1.72% of total assets. Relative to the fourth quarter of 2023, the decrease in non-performing assets was primarily driven by pay downs, charge-offs, write-downs, and the sale of a non-performing loan, partially offset by additions to Other real estate owned ("OREO") and non-performing loans. OREO totaled $35.9 million as of December 31, 2024 a decrease of $1.1 million from $37.0 million as of September 30, 2024 due to a write-down during the quarter. As of December 31, 2023, the Company held no OREO.
Non-performing loans totaled $13.1 million as of December 31, 2024, a decrease of $1.9 million from $15.0 million as of September 30, 2024. The decrease was primarily due to pay downs and the migration of one non-performing loan into performing. As of December 31, 2023, non-performing loans totaled $51.1 million. The decrease when compared to December 31, 2023 was driven by the migration of one loan relationship out of non-performing loans and into OREO, pay downs, charge-offs, write-downs, and the sale of a non-performing loan, partially offset by additions to non-performing loans.
During the fourth quarter of 2024, the Company recorded a provision release of $1.0 million, compared to a provision expense of $0.5 million in the third quarter of 2024 and $8.5 million in the fourth quarter of 2023. The decrease in provision expense recorded in the fourth quarter of 2024 compared to the third quarter of 2024 was primarily driven by decreased provision on pooled loans. The decrease in provision expense recorded in the fourth quarter of 2024 compared to the fourth quarter of 2023 was primarily driven by decreased provision on individually analyzed loans.

Capital
As of December 31, 2024, First Western (“Consolidated”) and First Western Trust Bank (“Bank”) exceeded the minimum capital levels required by their respective regulators. As of December 31, 2024, the Bank was classified as “well capitalized,” as summarized in the following table:

December 31,
2024
Consolidated Capital
Tier 1 capital to risk-weighted assets	10.07%
Common Equity Tier 1 ("CET1") to risk-weighted assets	10.07
Total capital to risk-weighted assets	13.12
Tier 1 capital to average assets	7.88

Bank Capital
Tier 1 capital to risk-weighted assets	11.41%
CET1 to risk-weighted assets	11.41
Total capital to risk-weighted assets	12.10
Tier 1 capital to average assets	8.94
Book value per common share increased 1.4% from $25.75 as of September 30, 2024 to $26.10 as of December 31, 2024. Book value per common share increased 3.0% from $25.33 as of December 31, 2023.
Tangible book value per common share(1) increased 1.6% from $22.47 as of September 30, 2024, to $22.83 as of December 31, 2024. Tangible book value per common share increased 3.7% from $22.01 as of December 31, 2023.
(1) Represents a Non-GAAP financial measure. See “Reconciliations of Non-GAAP Financial Measures” for a reconciliation of our Non-GAAP measures to the most directly comparable GAAP financial measure.
Conference Call, Webcast and Slide Presentation
The Company will host a conference call and webcast at 10:00 a.m. MT/ 12:00 p.m. ET on Friday, January 24, 2025. Telephone access: https://register.vevent.com/register/BI702bcd8ae8464babb1e22addf0195689.
A slide presentation relating to the fourth quarter 2024 results will be accessible prior to the scheduled conference call. The slide presentation and webcast of the conference call can be accessed on the Events and Presentations page of the Company’s investor relations website at https://myfw.gcs-web.com.
About First Western
First Western is a financial services holding company headquartered in Denver, Colorado, with operations in Colorado, Arizona, Wyoming, California, and Montana. First Western and its subsidiaries provide a fully integrated suite of wealth management services on a private trust bank platform, which includes a comprehensive selection of deposit, loan, trust, wealth planning and investment management products and services. First Western’s common stock is traded on the Nasdaq Global Select Market under the symbol “MYFW.” For more information, please visit www.myfw.com.

Non-GAAP Financial Measures
Some of the financial measures included in this press release are not measures of financial performance recognized in accordance with generally accepted accounting principles in the United States (“GAAP”). These non-GAAP financial measures include “Tangible Common Equity,” “Tangible Common Book Value per Share,” “Return on Tangible Common Equity,” “Efficiency Ratio,” “Gross Revenue,” and “Allowance for Credit Losses to Adjusted Loans". The Company believes these non-GAAP financial measures provide both management and investors a more complete understanding of the Company’s financial position and performance. These non-GAAP financial measures are supplemental and are not a substitute for any analysis based on GAAP financial measures. Not all companies use the same calculation of these measures; therefore, this presentation may not be comparable to other similarly titled measures as presented by other companies. Reconciliation of non-GAAP financial measures to GAAP financial measures are provided at the end of this press release.

Forward-Looking Statements
Statements in this news release regarding our expectations and beliefs about our future financial performance and financial condition, as well as trends in our business and markets are “forward-looking statements” as defined in the Private Securities Litigation Reform Act of 1995. Forward-looking statements often include words such as “believe,” “expect,” “anticipate,” “intend,” “plan,” “estimate,” “project,” “position,” “outlook,” or words of similar meaning, or future or conditional verbs such as “will,” “would,” “should,” “opportunity,” “could,” or “may.” The forward-looking statements in this news release are based on current information and on assumptions that we make about future events and circumstances that are subject to a number of risks and uncertainties that are often difficult to predict and beyond our control. As a result of those risks and uncertainties, our actual financial results in the future could differ, possibly materially, from those expressed in or implied by the forward-looking statements contained in this news release and could cause us to make changes to our future plans. Those risks and uncertainties include, without limitation, the lack of soundness of other financial institutions or financial market utilities may adversely affect the Company; the Company’s ability to engage in routine funding and other transactions could be adversely affected by the actions and commercial soundness of other financial institutions; financial institutions are interrelated because of trading, clearing, counterparty or other relationships; defaults by, or even rumors or questions about, one or more financial institutions or financial market utilities, or the financial services industry generally, may lead to market-wide liquidity problems and losses of client, creditor and counterparty confidence and could lead to losses or defaults by other financial institutions, or the Company; integration risks and projected cost savings in connection with acquisitions; the risk of geographic concentration in Colorado, Arizona, Wyoming, California, and Montana; the risk of changes in the economy affecting real estate values and liquidity; the risk in our ability to continue to originate residential real estate loans and sell such loans; risks specific to commercial loans and borrowers; the risk of claims and litigation pertaining to our fiduciary responsibilities; the risk of competition for investment managers and professionals; the risk of fluctuation in the value of our debt securities; the risk of changes in interest rates; and the risk of the adequacy of our allowance for credit losses and the risk in our ability to maintain a strong core deposit base or other low-cost funding sources. Additional information regarding these and other risks and uncertainties to which our business and future financial performance are subject is contained in our Annual Report on Form 10-K filed with the U.S. Securities and Exchange Commission (“SEC”) on March 15, 2024 (“Form 10-K”), and other documents we file with the SEC from time to time. We urge readers of this news release to review the “Risk Factors” section our Form 10-K and any updates to those risk factors set forth in our subsequent Quarterly Reports on Form 10-Q, Current Reports on Form 8-K, and our other filings with the SEC. Also, our actual financial results in the future may differ from those currently expected due to additional risks and uncertainties of which we are not currently aware or which we do not currently view as, but in the future may become, material to our business or operating results. Due to these and other possible uncertainties and risks, readers are cautioned not to place undue reliance on the forward-looking statements contained in this news release, which speak only as of today’s date, or to make predictions based solely on historical financial performance. Any forward-looking statement speaks only as of the date on which it is made, and we do not undertake any obligation to update or review any forward-looking statement, whether as a result of new information, future developments or otherwise, except as required by law.
Contacts:
Financial Profiles, Inc.
Tony Rossi
310-622-8221
MYFW@finprofiles.com
IR@myfw.com

First Western Financial, Inc.
Condensed Consolidated Statements of Income (unaudited)

	Three Months Ended
	December 31,	September 30,	December 31,
(Dollars in thousands, except per share amounts)	2024	2024	2023
Interest and dividend income:
Loans, including fees	$34,287	$35,353	$35,625
Loans accounted for under the fair value option	118	141	257
Debt securities	696	708	600
Interest-bearing deposits in other financial institutions	2,879	1,754	1,350
Dividends, restricted stock	129	134	161
Total interest and dividend income	38,109	38,090	37,993

Interest expense:
Deposits	19,921	21,150	19,037
Other borrowed funds	1,280	1,372	2,625
Total interest expense	21,201	22,522	21,662
Net interest income	16,908	15,568	16,331
Less: (Release of) provision for credit losses	(974)	501	8,493
Net interest income, after (release of) provision for credit losses	17,882	15,067	7,838

Non-interest income:
Trust and investment management fees	4,660	4,728	4,705
Net gain on mortgage loans	377	1,451	379
Net loss on loans held for sale	(222)	—	—
Bank fees	426	392	412
Risk management and insurance fees	1,139	367	544
Income on company-owned life insurance	112	108	101
Net loss on loans accounted for under the fair value option	(149)	(233)	(91)
Unrealized (loss) gain recognized on equity securities	(49)	24	(2)
Other	165	135	33
Total non-interest income	6,459	6,972	6,081
Total income before non-interest expense	24,341	22,039	13,919

Non-interest expense:
Salaries and employee benefits	11,237	11,439	9,988
Occupancy and equipment	2,100	2,126	1,937
Professional services	1,821	1,893	1,990
Technology and information systems	1,073	1,045	928
Data processing	1,029	1,101	1,189
Marketing	397	374	415
Amortization of other intangible assets	56	57	62
Other	2,714	1,333	1,767
Total non-interest expense	20,427	19,368	18,276
Income/(loss) before income taxes	3,914	2,671	(4,357)
Income tax expense/(benefit) expense	1,166	537	(1,138)
Net income/(loss) available to common shareholders	$2,748	$2,134	$(3,219)
Earnings (loss) per common share:
Basic	$0.28	$0.22	$(0.34)
Diluted	0.28	0.22	(0.34)

First Western Financial, Inc.
Condensed Consolidated Balance Sheets (unaudited)

	December 31,	September 30,	December 31,
(Dollars in thousands)	2024	2024	2023
Assets
Cash and cash equivalents:
Cash and due from banks	$9,770	$18,979	$7,284
Interest-bearing deposits in other financial institutions	226,271	257,243	247,158
Total cash and cash equivalents	236,041	276,222	254,442

Held-to-maturity debt securities (fair value of $68,161, $70,826 and $66,617, respectively), net of allowance for credit losses of $71	75,724	76,745	74,102
Correspondent bank stock, at cost	5,864	5,746	7,155
Mortgage loans held for sale, at fair value	25,455	12,324	7,254
Loans held for sale, at fair value	251	473	—
Loans (includes $7,283, $8,646, and $13,726 measured at fair value, respectively)	2,425,565	2,383,199	2,530,915
Allowance for credit losses	(18,330)	(18,796)	(23,931)
Loans, net	2,407,235	2,364,403	2,506,984
Premises and equipment, net	24,129	24,350	25,256
Accrued interest receivable	10,364	10,455	11,428
Accounts receivable	4,763	4,864	5,095
Other receivables	5,710	10,397	4,467
Other real estate owned, net	35,929	37,036	—
Goodwill and other intangible assets, net	31,627	31,684	31,854
Deferred tax assets, net	3,079	4,075	6,407
Company-owned life insurance	16,961	16,849	16,530
Other assets	35,905	36,325	24,488
Total assets	$2,919,037	$2,911,948	$2,975,462

Liabilities
Deposits:
Noninterest-bearing	$375,603	$473,576	$482,579
Interest-bearing	2,138,606	2,029,478	2,046,460
Total deposits	2,514,209	2,503,054	2,529,039
Borrowings:
Federal Home Loan Bank and Federal Reserve borrowings	57,038	62,373	125,711
Subordinated notes	52,565	52,508	52,340
Accrued interest payable	1,995	3,339	3,793
Other liabilities	40,908	41,843	21,841
Total liabilities	2,666,715	2,663,117	2,732,724

Shareholders’ Equity
Total shareholders’ equity	252,322	248,831	242,738
Total liabilities and shareholders’ equity	$2,919,037	$2,911,948	$2,975,462

First Western Financial, Inc.
Consolidated Financial Summary (unaudited)

	December 31,	September 30,	December 31,
(Dollars in thousands)	2024	2024	2023
Loan Portfolio
Cash, Securities, and Other(1)	$120,005	$116,856	$140,053
Consumer and Other	17,333	14,978	31,296
Construction and Development	315,686	301,542	347,515
1-4 Family Residential	960,354	920,709	925,984
Non-Owner Occupied CRE	614,384	608,494	546,966
Owner Occupied CRE	173,223	176,165	197,205
Commercial and Industrial	220,501	239,660	336,842
Total	2,421,486	2,378,404	2,525,861
Loans accounted for under the fair value option	7,508	8,884	14,129
Total loans held for investment	2,428,994	2,387,288	2,539,990
Deferred (fees) costs and unamortized premiums/(unaccreted discounts), net(2)	(3,429)	(4,089)	(9,075)
Loans (includes $7,283, $8,646, and $13,726 measured at fair value, respectively)	$2,425,565	$2,383,199	$2,530,915
Mortgage loans held for sale	25,455	12,324	7,254
Loans held for sale	251	473	—

Deposit Portfolio
Money market deposit accounts	$1,513,605	$1,350,619	$1,386,149
Time deposits	471,415	533,452	496,452
Interest checking accounts	139,374	130,255	147,488
Savings accounts	14,212	15,152	16,371
Total interest-bearing deposits	2,138,606	2,029,478	2,046,460
Noninterest-bearing accounts	375,603	473,576	482,579
Total deposits	$2,514,209	$2,503,054	$2,529,039
____________________
(1) Includes PPP loans of $2.1 million as of December 31, 2024, $2.6 million as of September 30, 2024, and $4.3 million as of December 31, 2023.
(2) Includes fair value adjustments on loans held for investment accounted for under the fair value option.

First Western Financial, Inc.
Consolidated Financial Summary (unaudited) (continued)

	As of or for the Three Months Ended
	December 31,	September 30,	December 31,
(Dollars in thousands)	2024	2024	2023
Average Balance Sheets
Assets
Interest-earning assets:
Interest-bearing deposits in other financial institutions	$236,152	$129,629	$104,789
Debt securities	77,464	79,007	76,331
Correspondent bank stock	5,738	6,281	7,576
Loans	2,386,070	2,429,927	2,521,532
Mortgage loans held for sale	26,623	18,423	9,915
Loans held at fair value	8,136	9,691	14,755
Total interest-earning assets	2,740,183	2,672,958	2,734,898
Allowance for credit losses	(19,403)	(27,236)	(23,308)
Noninterest-earning assets	181,186	161,072	126,132
Total assets	$2,901,966	$2,806,794	$2,837,722

Liabilities and Shareholders’ Equity
Interest-bearing liabilities:
Interest-bearing deposits	$2,095,204	$2,007,265	$1,914,856
FHLB and Federal Reserve borrowings	54,428	62,589	139,316
Subordinated notes	52,528	52,470	52,299
Total interest-bearing liabilities	2,202,160	2,122,324	2,106,471
Noninterest-bearing liabilities:
Noninterest-bearing deposits	403,433	395,755	456,787
Other liabilities	45,889	40,089	25,387
Total noninterest-bearing liabilities	449,322	435,844	482,174
Total shareholders’ equity	250,484	248,626	249,077
Total liabilities and shareholders’ equity	$2,901,966	$2,806,794	$2,837,722

Yields/Cost of funds (annualized)
Interest-bearing deposits in other financial institutions	4.85%	5.38%	5.11%
Debt securities	3.57	3.57	3.12
Correspondent bank stock	8.94	8.49	8.43
Loans	5.65	5.74	5.58
Loan held at fair value	5.77	5.79	6.91
Mortgage loans held for sale	6.02	5.87	6.60
Total interest-earning assets	5.53	5.67	5.51
Interest-bearing deposits	3.78	4.19	3.94
Total deposits	3.17	3.50	3.18
FHLB and Federal Reserve borrowings	3.96	4.03	5.36
Subordinated notes	5.59	5.60	5.63
Total interest-bearing liabilities	3.83	4.22	4.08
Net interest margin	2.45	2.32	2.37
Net interest rate spread	1.70	1.45	1.43

First Western Financial, Inc.
Consolidated Financial Summary (unaudited) (continued)

	As of or for the Three Months Ended
	December 31,	September 30,	December 31,
(Dollars in thousands, except share and per share amounts)	2024	2024	2023
Asset Quality
Non-performing loans	$13,052	$15,031	$51,125
Non-performing assets	48,981	52,067	51,125
Net charge-offs (recoveries)	(270)	9,319	8,595
Non-performing loans to total loans	0.54%	0.63%	2.02%
Non-performing assets to total assets	1.68	1.79	1.72
Allowance for credit losses to non-performing loans	140.44	125.05	46.81
Allowance for credit losses to total loans	0.76	0.79	0.95
Allowance for credit losses to adjusted loans(1)	0.76	0.79	0.95
Net charge-offs (recoveries) to average loans	(0.01)	0.38	0.34

Assets Under Management	$7,321,147	$7,465,757	$6,752,981

Market Data
Book value per share at period end	$26.10	$25.75	$25.33
Tangible book value per common share(1)	22.83	22.47	22.01
Weighted average outstanding shares, basic	9,665,621	9,663,131	9,572,582
Weighted average outstanding shares, diluted	9,794,797	9,825,515	9,572,582
Shares outstanding at period end	9,667,142	9,664,101	9,581,183

Consolidated Capital
Tier 1 capital to risk-weighted assets	10.07%	10.06%	9.40%
CET1 to risk-weighted assets	10.07	10.06	9.40
Total capital to risk-weighted assets	13.12	13.19	12.59
Tier 1 capital to average assets	7.88	8.04	7.77

Bank Capital
Tier 1 capital to risk-weighted assets	11.41%	11.39%	10.54%
CET1 to risk-weighted assets	11.41	11.39	10.54
Total capital to risk-weighted assets	12.10	12.13	11.45
Tier 1 capital to average assets	8.94	9.11	8.71
____________________
(1) Represents a Non-GAAP financial measure. See “Reconciliation of Non-GAAP Financial Measures” for a reconciliation of our Non-GAAP measures to the most directly comparable GAAP financial measure.

First Western Financial, Inc.
Consolidated Financial Summary (unaudited) (continued)
Reconciliations of Non-GAAP Financial Measures

	As of or for the Three Months Ended
	December 31,	September 30,	December 31,
(Dollars in thousands, except share and per share amounts)	2024	2024	2023
Tangible Common
Total shareholders' equity	$252,322	$248,831	$242,738
Less: goodwill and other intangibles, net	31,627	31,684	31,854
Tangible common equity	$220,695	$217,147	$210,884

Common shares outstanding, end of period	9,667,142	9,664,101	9,581,183
Tangible common book value per share	$22.83	$22.47	$22.01
Net income/(loss) available to common shareholders	2,748	2,134	(3,219)
Return on tangible common equity (annualized)	4.98%	3.93%	(6.11)%

Efficiency
Non-interest expense	$20,427	$19,368	$18,276
Less: OREO expenses and write-downs	1,222	35	—
Adjusted non-interest expense	$19,205	$19,333	$18,276

Total income before non-interest expense	$24,341	$22,039	$13,919
Less: unrealized (loss)/gain recognized on equity securities	(49)	24	(2)
Less: net loss on loans accounted for under the fair value option	(149)	(233)	(91)
Less: net loss on loans held for sale	(222)	—	—
Plus: (release of) provision for credit losses	(974)	501	8,493
Gross revenue	$23,787	$22,749	$22,505
Efficiency ratio	80.74%	84.98%	81.21%

Allowance for Credit Loss to Adjusted Loans
Total loans held for investment	$2,428,994	$2,387,288	$2,539,990
Less: PPP loans	2,087	2,603	4,343
Less: loans accounted for under fair value	7,508	8,884	14,129
Adjusted loans	$2,419,399	$2,375,801	$2,521,518

Allowance for credit losses	$18,330	$18,796	$23,931
Allowance for credit losses to adjusted loans	0.76%	0.79%	0.95%